Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements on Form S-3 (333-234612) of McEwen Mining Inc.,
2.	Registration Statement on Form S-4 (No. 333-226858) of McEwen Mining Inc., and
3.	Registration Statements on Form S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, and 333-222609) of McEwen Mining Inc.

of our reports dated March 13, 2023 with respect to the consolidated financial statements of McEwen Mining Inc. and the effectiveness of internal control over financial reporting of McEwen Mining Inc., included in this Annual Report on (Form 10-K) for the year ended December 31, 2022.

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/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed Public Accountants Toronto, Canada

March 13, 2023

659CA-07-21 SEC Regulatory consent - 20-F and 40-F annual reports (23 August 2021)	1